Exhibit 35.3
SERVICER COMPLIANCE STATEMENT
CAPITAL ONE MULTI-ASSET EXECUTION TRUST

Capital One Multi-asset Execution Trust
c/o Capital One Funding, LLC
1600 Capital One Drive, Room 27907-A
McLean, Virginia 22102

In connection with the Annual Report on Form 10-K of Capital One Multi-asset Execution Trust for the fiscal year ended December 31, 2022 (the “Report”), the undersigned, a duly authorized officer of Capital One, National Association (the “Servicer”), does hereby certify and represent that:

1. Due to the merger of Capital One Bank (USA), National Association with and into Capital One, National Association and the transfer of responsibility for servicing the credit card receivables held by the Capital One Master Trust from Capital One Bank (USA), National Association to Capital One, National Association, no further activities were performed by the Servicer under the Agreement (as defined below) on or after October 1, 2022 and the Services Agreement terminated automatically in accordance with its terms.
2.    A review of the activities and performance of the Servicer under the Services Agreement, dated as of March 16, 2006, by and between Capital One Bank (USA), National Association and the Servicer (the “Agreement”) during the period from and including January 1, 2022 to but excluding October 1, 2022 has been made under my supervision.
3.    To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreements in all material respects throughout the period from and including January 1, 2022 to but excluding October 1, 2022.
IN WITNESS WHEREOF, the undersigned has duly executed this Servicer Compliance Statement this 24th day of March 2023.

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ MARK DANIEL MOUADEB

Name:	Mark Daniel Mouadeb
Title:	President, US Card